EXHIBIT 2.1

PLAN OF MERGER

THIS PLAN OF MERGER (this “Plan”), dated as of March 23, 2021, is entered into by and among BANYAN PEDIATRIC CARE CENTERS, INC., a Florida corporation (“Banyan”), BPCC ACQUISITION, INC., a Florida corporation (“Merger Sub”) and ASSISTED 4 LIVING, INC., a Nevada corporation (“Parent”).

WHEREAS, the parties intend that Merger Sub be merged with and into Banyan, with Banyan surviving that merger and becoming a wholly-owned subsidiary of Parent and the shareholders of Banyan receiving shares of the common stock of Parent (“Parent Common Stock”) in exchange for their shares of common stock of Banyan (“Banyan Common Stock”) on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, a special committee of Board of Directors of Banyan (the “Committee”) consisting of all of the directors who are not also directors of Parent’s Board of Directors (the “Affiliates”);has unanimously: (a) determined that this Plan and the transactions contemplated hereby, including the Merger, are in the best interests of Banyan and its shareholders; (b) approved and declared advisable this Plan and the transactions contemplated hereby, including the Merger; and (c) recommended approval of this Plan and the transactions contemplated hereby, including the Merger, by the shareholders of Banyan holding a majority of issued and outstanding shares of Banyan Common Stock not beneficially owned by the Affiliates (the “Minority”), in accordance with the Florida Business Corporation Act (the “FBCA”);

WHEREAS, prior to Banyan’s execution of this Plan, Banyan shall obtain approval from the Minority of the Plan and the transactions contemplated hereby, including the Merger (the “Minority Approval”), in accordance with the FBCA;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have unanimously: (a) determined that this Plan and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective shareholders; and (b) approved and declared advisable this Plan and the transactions contemplated hereby, including the Merger; and

WHEREAS, the parties to this Plan intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties have agreed not to take actions that would cause the merger not to so qualify.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Merger. On the terms and subject to the conditions set forth in this Plan, at the Effective Time, in accordance with the provisions of the FBCA, Merger Sub will be merged with and into Banyan. Banyan will continue its corporate existence as the surviving entity in the Merger (the “Surviving Entity”) and the separate existence of Merger Sub shall cease.

1.2 Closing; Effective Time. Subject to and conditioned upon Banyan obtaining the Minority Approval and the other terms and conditions of this Plan, the closing of the Merger (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) at such time and on such date as Banyan and Parent may mutually agree upon. On or about the date of the Closing, Banyan and Merger Sub shall cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Florida in accordance with the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Florida or at such later date or time as may be agreed by Banyan and Merger Sub in writing and specified in the Articles of Merger in accordance with the FBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

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1.3 Legal Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Banyan and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions and duties of each of Banyan and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Entity.

1.4 Articles of Incorporation and Bylaws of the Surviving Entity.

(a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or Banyan, the Articles of Incorporation of Banyan, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with the FBCA.

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or Banyan, the Bylaws of Banyan, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with the FBCA and the Articles of Incorporation of the Surviving Entity.

1.5 Directors and Officers of the Surviving Entity. The initial sole director and sole officer of the Surviving Entity shall be Louis Collier, until his successor is duly elected or appointed and qualified.

1.6 Tax Treatment. For U.S. federal income tax purposes, this Plan is intended to constitute, and the parties hereby adopt this Plan as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each party agrees that, for U.S. federal income tax purposes: (a) it shall treat the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code; (b) that it shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and it shall not take any tax reporting position inconsistent with such treatment for U.S. federal, state and other relevant tax purposes; (c) Banyan, Parent and Merger Sub are “parties to a reorganization” within the meaning of Section 368(b) of the Code; (d) it shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulation Section 1.368(a)-3 in connection with the Merger; and (e) it shall otherwise use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. No party shall take any action, fail to take any action, cause any action to be taken or cause any action to be taken or cause any action to fail to be taken that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Each party hereto agrees to act in good faith, consistent with the intent of the parties and the intended U.S. federal income tax treatment of the Merger as set forth in this Section 1.6.

ARTICLE II

MANNER OF CONVERTING SECURITIES

2.1 Conversion of Shares in the Merger. Subject to the provisions of this Article II, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Banyan, or any of the shareholders of any of the foregoing, the outstanding securities of Banyan and Merger Sub shall be converted as follows:

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(a) Banyan Common Stock. Each share of common stock, par value $0.0001 per share, of Banyan (“Banyan Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Banyan dissenting shares) shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Banyan or Merger Sub, cease to be outstanding and shall be converted into and exchanged for the right to receive one-twelfth (1/12) of a validly issued, fully paid and nonassessable share of Parent Common Stock (the “Exchange Ratio”). As of the date of this Plan, there are 49,984,649 shares of Banyan Common Stock outstanding. Based on the Exchange Ratio, Parent will issue 4,165,388 shares of Parent Common Stock, not including additional shares to be issued in lieu of any fractional share as described in Section 2.4 below, and subject to any Banyan AR Shares not being exchanged as described in Section 2.5 below.

(b) Banyan Warrants. Each warrant to purchase shares of Banyan Common Stock that is outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Banyan or Merger Sub, cease to be outstanding and shall be converted into and exchanged for a new warrant to purchase shares of Parent Common Stock. The new warrant shall be as nearly equivalent in all substantive respects as practicable to the Banyan warrant; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of the new warrant will be subject to the Exchange Ratio and reduced accordingly.

(c) Merger Sub Shares. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one (1) validly issued, fully paid and nonassessable share of the common stock, par value $0.0001 per share, of the Surviving Entity.

(d) Parent Common Stock. Each share of Parent Common Stock owned by Banyan shall, at the Effective Time, be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.2 Surrender and Exchange of Banyan Securities. As soon as practicable after the Effective Time, Parent or its transfer agent shall deliver to each record holder of Banyan Common Stock evidence of shares held in book-entry form registered in the name of such Banyan shareholder representing the number of shares of Parent Common Stock to which such holder is entitled under this Article II. As of the Effective Time, each share of Banyan Common Stock (other than Banyan dissenting shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall be deemed at and after the Effective Time to represent only the right to receive the consideration specified in this Article II, as applicable, for the Banyan shareholder who is the holder thereof. Each Banyan dissenting share shall be converted into the right to receive payment from the Surviving Entity with respect thereto in accordance with the provisions of the FBCA.

2.3 Transfer Books; No Further Ownership Rights in Banyan Common Stock. All shares of Parent Common Stock issued in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Banyan Common Stock, and upon such issuance, such shares of Parent Common Stock shall have been duly authorized, validly issued and fully paid and nonassessable. At the Effective Time, the transfer books of Banyan shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Banyan Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Banyan Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such interests, except as otherwise provided for herein or by applicable law.

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2.4 No Fractional Shares for Parent Common Stock. No fraction of a share of Parent Common Stock (or evidence of such shares in book-entry form) shall be issued upon the exchange of a share of Banyan Common Stock pursuant to this Article II, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of Banyan Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.

2.5 Appraisal Rights Shares. Notwithstanding anything in this Agreement to the contrary, shares of Banyan Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Banyan shareholders properly exercising appraisal rights (the “Banyan AR Shares”) available under FBCA Sections 607.1301 - 607.1340 (the “Appraisal Rights Act”) shall be converted into the right to receive payment from the Surviving Entity with respect thereto and shall not be converted into or be exchangeable for the right to receive shares of Parent Common Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to payment under the Appraisal Rights Act. Banyan AR Shares shall be treated in accordance with the Appraisal Rights Act. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Banyan Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, shares of Parent Common Stock in accordance with the terms of this Article III. Banyan shall give Parent: (a) prompt notice of any written demands for payment of any Banyan Common Stock, attempted withdrawals of such demands and any other instruments, served pursuant to the Appraisal Rights Act and received by Banyan relating to rights to be paid the “fair value” of Banyan AR Shares, as provided in the Appraisal Rights Act; and (b) the opportunity to participate in, and after the Closing, direct, all negotiations and Proceedings with respect to demands for appraisal under the Appraisal Rights Act. Banyan shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Banyan Common Stock. The Surviving Entity shall comply with all notice requirements under the Appraisal Rights Act.

ARTICLE III

MISCELLANEOUS

3.1 Counterparts. This Plan may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. A signed copy of this Plan (including any digital or electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) delivered by electronic mail or other means of electronic transmission of a .pdf or similar file shall be deemed to have the same legal effect as delivery of an original signed copy of this Plan.

3.2 Governing Law. This Plan shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Florida, without reference to its choice of law rules.

3.3 Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Plan, said party has fully informed itself of the terms, contents, conditions and effects of this Plan; (b) said party has relied solely and completely upon its own judgment in executing this Plan; (c) the Committee, on behalf and for the benefit of Banyan, has had the opportunity to seek and has obtained the advice of its own counsel with respect to this Plan and the transactions contemplated hereby before executing this Plan; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their counsel.

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3.4 Waiver of Conflict. Parent, Merger Sub and Banyan each: (a) acknowledge and agree that: (i) in connection with drafting this Plan and the transactions contemplated hereby, Bahnsen Legal Group, PLLC (the “Law Firm”) represents all three parties, but not the Committee; and (ii) the Law Firm has represented, and may hereafter represent, Parent and Banyan and their affiliates or subsidiaries in other legal, financial and business matters; (b) consent to the representation of each of Parent, Merger Sub and Banyan by the Law Firm in connection with drafting this Plan and the transactions contemplated hereby; (c) waive any conflict of interest that could arise as a result of the representation of each of Parent, Merger Sub and Banyan in connection with drafting this Plan and the transactions contemplated hereby or the future representation of Parent and Banyan or their affiliates or subsidiaries in any matter not related to drafting this Plan and the transactions contemplated hereby; (d) acknowledge that the Law Firm will not be able to represent any of Parent, Merger Sub and Banyan in any controversies related to this Plan and the transactions contemplated hereby that cannot be resolved amicably; (e) agree that the Law Firm may freely convey to the other parties necessary information provided to the Law Firm in the course of drafting this Plan and the transactions contemplated hereby unless all three parties expressly agree to the contrary; and (f) agree to indemnify and hold harmless the Law Firm and its affiliates, successors and assigns from any claim, loss, expense, liability, action or damage resulting from any claim of a conflict of interest, negligence or breach of fiduciary duties by anyone, including shareholders of Parent or Banyan or the Committee in connection with the Law Firm’s representation of each of Parent, Merger Sub and Banyan in connection with drafting this Plan and the transactions contemplated hereby.

IN WITNESS THEREOF, this Plan of Merger has been executed by the undersigned as of the date first set forth above.

BANYAN PEDIATRIC CARE CENTERS, INC., a Florida corporation

By:	/s/ Jason Moxley
Jason Moxley, President

BPCC ACQUISITION, INC., a Florida corporation

By:	/s/ Louis Collier
Louis Collier, President

ASSISTED 4 LIVING, INC., a Nevada corporation

By:	/s/ Louis Collier
Louis Collier, CEO

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